SERVICE AGREEMENT

                                     between

                            INTEGRAMED AMERICA, INC.

                                       and

              REPRODUCTIVE ENDOCRINE ASSOCIATES OF CHARLOTTE, P.C.


         THIS SERVICE AGREEMENT ("Agreement") is dated September 1, 2003 by and between IntegraMed America, Inc., a Delaware corporation, with its principal place of business at Two Manhattanville Road, Purchase, New York 10577 ("IntegraMed") and Reproductive Endocrine Associates of Charlotte, P.C., a North Carolina professional corporation, with its principal place of business located at 1918 Randolph Road, Suite 500, Charlotte, North Carolina 28207 ("REACh"). IntegraMed and REACh are individually referred to herein as a "Party" and jointly, as "Parties."

                                    RECITALS:

         REACh specializes in gynecological services, treatment of human infertility encompassing the provision of in vitro fertilization and other assisted reproductive services ("Infertility Services"). REACh provides Infertility Services through Jack L. Crain, M.D., Daniel B. Whitesides, M.D., Nancy L. Teaff, M.D. and Richard L. Wing, M.D., the shareholders of REACh. Drs. "Wing, Crain, Whitesides and Teaff are collectively referred to as "Physicians." REACh also contemplates providing Infertility Services through other physician employees. Physicians have entered or will enter into employment agreements with REACh on or about the date of execution of this Agreement.

         IntegraMed is in the business of making available to medical providers such as REACh certain assets (principally, facilities and equipment) and support services, primarily consisting of (i) financial management; (ii) administrative systems; (iii) clinical and laboratory organization and function; (iv) marketing and (v) operations management. Such support services and the provision of certain fixed assets are collectively referred to as "Services."

         REACh believes the Services will benefit its medical practice and desires IntegraMed's assistance with various aspects of REACh's medical practice through the utilization of the Services as more particularly set forth herein. REACh acknowledges and agrees that the Services being made available to REACh require REACh's cooperation and collaboration, and that IntegraMed, in making the Services available, makes no warranty or representation that the Services will achieve REACh's desired goals and objectives.

         In addition, REACh desires access to capital for funding its growth and development, and IntegraMed desires to provide such capital or access to capital as provided herein.

         NOW THEREFORE, in consideration of the above recitals which the parties incorporate into this Agreement, the mutual covenants and agreements herein contained and other good and valuable consideration , REACh hereby agrees to purchase from IntegraMed the services ("Services") herein described and IntegraMed agrees to provide the Services on the terms and conditions provided herein.

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 DEFINITIONS. For the purposes of this Agreement, the following definitions shall apply:

                  1.1.1 "Adjustments" shall mean adjustments for refunds, discounts, contractual adjustments, professional courtesies and other activities that do not generate a collectible fee as reasonably determined by IntegraMed and REACh.

                  1.1.2 "Additional Service Fee" shall mean a monthly fee paid by REACh to IntegraMed in an amount equal to a percentage of REACh's monthly PDE."

                  1.1.3 "Assets" shall mean those fixed assets utilized in connection with the operation of REACh's medical practice, including, but not limited to, fixed assets and leasehold improvements.

                  1.1.4 "Base Service Fee" shall mean a monthly fee paid by REACh to IntegraMed in an amount equal to a percentage of REACh's monthly Physician and Other Professional Revenues.

                  1.1.5 "Facilities" shall mean the medical offices and clinical spaces of REACh, including any satellite locations, related businesses and all medical group business operations of REACh, which are utilized by REACh in its medical practice.

                  1.1.6 "Fiscal Year" shall mean the 12-month period beginning January 1 and ending December 31 of each year.

                  1.1.7 "Infertility Services" shall mean gynecological services, treatment of human infertility encompassing the provision of in vitro fertilization and other assisted reproductive services provided by REACh or any Physician Employee and Other Professional Employee.

                  1.1.8 "Other Professional Employee" shall mean a non-physician individual who provides services, including nurse anesthetists, physician assistants, nurse practitioners, psychologists, and other such professional employees who generate professional charges, but shall not include Technical Employees.
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                  1.1.9 "Physician-Employee" shall mean an individual including
         Physicians and any other physician who is an employee of REACh or is otherwise under contract with REACh to provide professional services to REACh patients and is duly licensed as a physician in the State of North Carolina.

                  1.1.10 "Physician and Other Professional Revenues" shall mean all fees, whether received or accrued, and actually recorded each month (net of Adjustments) by or on behalf of REACh as a result of professional medical and laboratory services furnished to patients by Physicians and Physician-Employees and Other Professional Employees and, except as described in the next succeeding sentence, other fees or income earned in their capacity as professionals, whether rendered in an inpatient or outpatient setting, including but not limited to, medical director fees or technical fees from medical ancillary services, consulting fees and ultrasound fees from businesses owned or operated by Physicians. Physician and Other Professional Revenues shall not include (i) board attendance fees and other compensation in connection with board memberships; provided, the compensation for board related activities does not exceed $5,000 in the aggregate, annually, per Physician and (ii) other services where Physician does not provide professional medical services such as testimony and consultation for litigation-related proceedings, lectures, passive investments, fundraising, or writing ("Permitted Services"); the compensation from Permitted Services may be retained by a Physician or Physician-Employee without limit, subject to Section 4.7.5 hereof. Physician and Other Professional Revenues are sometimes referred to herein as "Revenues."

                  1.1.11 "Pre-distribution Earnings" ("PDE") shall mean (i) Physician and Other Professional Revenues, less (ii) Cost of Services and the Base Service Fee.

                  1.1.12 "Receivables" shall mean and include all rights to payment for services rendered or goods sold, including, without limitation, accounts receivables, contract rights, chattel paper, documents, instruments and other evidence of patient indebtedness to REACh, policies and certificates of insurance relating to any of the foregoing, and all rights to payment, reimbursement or settlement or insurance or other medical benefit payments assigned to REACh by patients or pursuant to any Preferred Provider, HMO, capitated payment agreements or other agreements between REACh and a payer, recorded each month (net of Adjustments).

                  1.1.13 "Services" shall mean IntegraMed making available certain assets (including, without limitation, all facilities and equipment necessary to operate REACh's medical practice of the provision of Infertility Services) and support services, primarily consisting of (i) financial management; (ii) administrative systems;
         (iii) clinical and laboratory organization and function; (iv) marketing and (v) operations management, all as more fully set forth in Section 3.1.

                  1.1.14 "Technical Employees" shall mean embryologists and other laboratory personnel, ultrasonographers, phlebotomists and technicians who provide services to REACh.

                                    ARTICLE 2

                      COST OF SERVICES AND BASE SERVICE FEE

         2.1 "Cost of Services" shall mean all ordinary and necessary expenses of REACh and all direct ordinary and necessary operating expenses of IntegraMed, exclusive of IntegraMed overhead costs, without mark-up, incurred in connection with the Services provided to REACh, including, without limitation, the following costs and expenses, whether incurred by IntegraMed or REACh:

                  2.1.1 Salaries and fringe benefits of all IntegraMed and other employees employed at REACh Facilities, along with payroll taxes or all other taxes and charges now or hereafter applicable to such personnel, and services of independent contractors;

                  2.1.2 Expenses incurred in the recruitment of additional physicians for REACh, including, but not limited to employment agency fees, relocation and interviewing expenses and any actual out-of-pocket expenses of IntegraMed personnel in connection with such recruitment effort;

                  2.1.3 Direct marketing expenses of REACh, such as direct costs of printing marketing materials prepared by IntegraMed;

                  2.1.4 Any sales and use taxes assessed against REACh related to the operation of REACh's medical practice;

                  2.1.5 Lease payments, depreciation expense (determined according to GAAP), taxes and interest directly relating to the Facilities and equipment, and other expenses of the Facilities described in Section 3.2 below;

                  2.1.6 Legal fees paid by IntegraMed or REACh to outside counsel in connection with matters specific to the operation or internal affairs of REACh such as regulatory approvals required as a result of the parties entering into this Agreement; provided, however, legal fees incurred by the parties relative to the execution or performance of this Agreement or as a result of a dispute between the parties under this Agreement shall not be considered a Cost of Services; and provided, further any disputes between or among Physicians shall not be considered Cost of Services.

                  2.1.7 Health benefits provided to Physicians and Physician-Employees, including health and life insurance, and long-term disability;

                  2.1.8 All insurance necessary to operate REACh including fire, theft, general liability professional liability and malpractice insurance for Physicians and Physician-Employees of REACh, and Other Professional and Technical Employees provided by IntegraMed;

                  2.1.9 Professional licensure fees and board certification fees of Physician- Employees, and Other Professional Employees rendering Infertility Services on behalf of REACh;

                  2.1.10 Membership in professional associations and continuing professional education for Physicians and Physician-Employees and Other Professional Employees;

                  2.1.11 Quality Improvement Program described in Section 3.8 herein;

                  2.1.12 Cost of filing fictitious name permits pursuant to this Agreement;

                  2.1.13 Cost of supplies, medical and administrative, and all direct general and administrative expenses, including but not limited to travel and entertainment expenses, car allowances (including car leases), dues and subscriptions, car and other business related expenses, such as cellular telephone, relative to REACh; and

                  2.1.14 Such other costs and expenses directly incurred by IntegraMed related to REACh's operations.

         2.2 Notwithstanding anything to the contrary contained herein, Cost of Services shall not include costs of the following:

                  2.2.1 Any federal or state income taxes of REACh or IntegraMed other than as provided above;

                  2.2.3    The Base Service Fee;

                  2.2.4 Any amount paid to or on behalf of any Physician or Physician-Employee including salary, draw or pension contributions (all of which come out of REACh's share of PDE);or

                  2.2.5 Any proportion of IntegraMed's costs attributable to its operation of its corporate offices or payment of its officers or employees who work out of its corporate offices.

                                    ARTICLE 3

                    DUTIES AND RESPONSIBILITIES OF INTEGRAMED

         3.1      SERVICES AND ADMINISTRATION.

                  3.1.1 REACh hereby engages IntegraMed for the Services. IntegraMed agrees to provide the Services only in the State of North Carolina , Counties of Alexander, Anson, Burke, Cabarrus, Catawba, Cleveland, Davidson, Davie, Forsyth, Gaston, Guilford, Iredell, Lincoln, McDowell, Mecklenburg, Montgomery, Randolph, Richmond,

         Rockingham, Rowan, Rutherford, Stanly and Union, and South Carolina, Counties of Cherokee and York (the "Territory"), and REACh agrees to limit its use of the Services to the Territory, without prior written consent from IntegraMed. None of the Services made available to REACh include any physician medical functions. IntegraMed acknowledges that its timely performance of its duties and responsibilities as delineated in this Article 3 are material to this Agreement and to REACh's interest. The Services, as more particularly described in this Agreement and the "INTEGRAMED 2003 RESOURCES, PRODUCTS AND SERVICES TO PARTNER Practices", attached hereto as Exhibit 3.1.1, shall be made available to REACh. Additionally, such other services as IntegraMed from time to time make available to its network of infertility practitioners shall be provided to REACh. IntegraMed reserves the right to alter,modify or cease any Service; provided, however, IntegraMed will use its best efforts to avoid materially alterning REACh's ability to continue its business based on any decision to alter, modify or cease any Service.

                  3.1.2 IntegraMed will, on behalf of REACh and as directed by REACh, bill patients timely and collect professional fees for Infertility Services rendered by REACh at the Facilities, outside the Facilities for REACh's hospitalized patients, and for all other Infertility Services rendered by any Physician- Employee or Other Professional Employee. REACh hereby appoints IntegraMed for the term hereof to be its true and lawful attorney-in-fact, for the following purposes: (i) bill patients in REACh's name and on its behalf; (ii) collect Receivables resulting from such billings in REACh's name and on its behalf; (iii) receive payments from insurance companies, prepayments from health care plans, and all other third-party payors;
         (iv) take possession of and endorse in the name of REACh (and/or in the name of any Physician Employee or Other Professional Employee rendering Infertility Services to patients of REACh) any notes, checks, money orders, and other instruments received in payment of Receivables; and
         (v) at REACh's request, initiate the institution of legal proceedings in the name of REACh, with REACh's cooperation, to collect any accounts and monies owed to REACh, to enforce the rights of REACh as creditor under any contract or in connection with the rendering of any service by REACh, and to contest adjustments and denials by governmental agencies (or its fiscal intermediaries) as third-party payors.

                  3.1.3 IntegraMed will provide the administrative services function of supervising and maintaining (on behalf of REACh) all files and records relating to the operations of the Facilities, including but not limited to accounting and billing records, including for billing purposes, patient medical records, and collection records. Patient medical records shall at all times be and remain the property of REACh and shall be located at the Facilities and be readily accessible for patient care. IntegraMed's management of all files and records shall comply with all applicable state and federal laws and regulations, including without limitation, those pertaining to confidentiality of patient records. The medical records of each patient shall be expressly deemed confidential and shall not be made available to any third party except in compliance with all applicable laws, rules and regulations. IntegraMed shall have access to such records in order to provide the Services hereunder, to perform billing functions, and to prepare for the defense of any lawsuit in which those records may be relevant. The obligation to maintain the confidentiality of such records shall survive termination of this Agreement. REACh shall have unrestricted access to all of its records at all times.

                  3.1.4 IntegraMed will provide, as requested by REACh, all reasonably necessary clerical, accounting, bookkeeping and computer services, printing, postage and duplication services, medical transcribing services, and any other necessary or appropriate administrative services reasonably necessary for the efficient operation of REACh's medical practice at the Facilities.

                  3.1.5 With REACh's cooperation and participation, IntegraMed will design and assist with implementing an appropriate marketing program for REACh. REACh's participation is essential in developing such marketing program and accordingly, will designate one or more physicians and staff to work with IntegraMed in designing and implementing such marketing program.

                  3.1.6 IntegraMed, upon request of REACh, will assist REACh in recruiting additional physicians, including IntegraMed providing such administrative functions as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, REACh shall interview and make the ultimate decision as to the suitability of any physician to become associated with REACh. All physicians recruited by IntegraMed and accepted by REACh shall be employees of or independent contractors to REACh.

                  3.1.7 IntegraMed will assist REACh in negotiating any managed care contracts to which REACh desires to become a party. IntegraMed will provide administrative assistance to REACh in fulfilling its obligations under any such contract.

                  3.1.8 IntegraMed will arrange, in consultation with REACh, for legal and accounting services as may be reasonably required in the ordinary course of REACh's operation.

         3.2 FACILITIES. After the Joint Practice Management Board, as defined in Section 5.1, determines the nature and extent of the facilities needed for REACh's medical practice, IntegraMed will assist REACh in obtaining such Facilities, including providing administrative support, effort and resources in obtaining the Facilities, including all furniture, equipment and furnishings necessary for the Facilities, all repairs, maintenance and improvements thereto, utility (telephone, electric, gas, water) services, customary janitorial services, refuse disposal and all other services reasonably necessary in conducting REACh's medical practice at the Facilities. IntegraMed will arrange for the cleaning of the Facilities, and timely maintenance and cleanliness of the equipment, furniture and furnishings located therein. IntegraMed will advise, counsel and collaborate with REACh regarding the condition, use and needs for the Facilities, the improvements thereto, equipment and services.

         3.3      EXECUTIVE DIRECTOR AND OTHER PERSONNEL.

                  3.3.1 EXECUTIVE DIRECTOR. IntegraMed will employ an Executive Director, selected by the Joint Practice Management Board, as defined in Section 5.1,to manage and administer all of the day-to-day business functions of the Facilities. The Joint Practice Management Board will direct the day-to-day functions of the Executive Director in implementing the policies agreed upon by the Joint Practice Management Board. Salary and fringe benefits paid to the Executive Director shall be determined by the Joint Practice Management Board.

                  3.3.2 PERSONNEL. IntegraMed will provide, as requested by REACh, Other Professional Employees, Technical Employees, support and administrative personnel, clerical, secretarial, bookkeeping and collection personnel reasonably necessary for the efficient operation of REACh at the Facilities. Such personnel will be under the direction and supervision of the Executive Director, with Technical Employees and Other Professional Employees subject to the professional supervision of REACh.

         3.4 FINANCIAL PLANNING AND GOALS. IntegraMed, in collaboration with REACh, will prepare, for the approval of the Joint Practice Management Board (as defined in Section 5.1), an annual capital and operating budget (the "Budget") reflecting the anticipated Revenues and Cost of Services, sources and uses of capital for growth of REACh's practice and for the provision of Infertility Services at the Facilities. IntegraMed will present the Budget to the Joint Practice Management Board for its approval at least thirty (30) days prior to the commencement of the Fiscal Year. If the Joint Practice Management Board can not agree on REACh's Budget for any Fiscal Year during the term of this Agreement, the Budget for the preceding Fiscal Year will serve as the Budget until such time as a new Budget is approved.

         3.5 FINANCIAL STATEMENTS. IntegraMed will deliver to REACh monthly financial statements ("Financial Statements") within thirty (30) days after the end of each calendar month. Such Financial Statements will comprise, on a monthly and year-to-date basis, a statement of REACh's Revenues and Cost of Services, and PDE, as hereinafter defined.

         3.6 TAX PLANNING AND TAX RETURNS. IntegraMed will not be responsible for any tax planning or tax return preparation for REACh, but will provide support documentation in connection with the same. Such support documentation will not be destroyed without REACh's consent.

         3.7 INVENTORY AND SUPPLIES. IntegraMed shall order and purchase inventory and supplies, and such other materials which are requested by REACh to enable REACh to deliver Infertility Services in a cost-effective quality manner.

         3.8 QUALITY IMPROVEMENT. IntegraMed shall assist REACh in fulfilling its obligations to maintain a Quality Improvement Program and in meeting the goals and standards of such program.

         3.9 RISK MANAGEMENT. IntegraMed shall assist REACh in the development of a Risk Management Program and in meeting the standards of such Program.

         3.10 PERSONAL POLICIES AND PROCEDURES. IntegraMed shall develop personnel policies, procedures and guidelines, governing office behavior, protocol and procedures, which, with REACh's cooperation, will aid in compliance with applicable laws and guidelines related to employment and human resources management.

         3.11 LICENSES AND PERMITS. IntegraMed will coordinate and assist REACh in its application for and efforts to obtain and maintain all federal, state and local licenses, certifications and regulatory permits required for or in connection with the operations of REACh and equipment located at the Facilities, other than those relating to the practice of medicine or the administration of drugs by Physicians and Physician-Employees.

         3.12 ACCESS TO PROTECTED HEALTH INFORMATION.. In connection with the Services provided by IntegraMed pursuant to this Agreement, IntegraMed and its employees, representatives and agents will have access to protected health information ("PHI") maintained by REACh. In connection with such PHI, IntegraMed contemporaneous with entering into this Agreement will enter into a Business Associate Agreement with REACh in accordance with the regulations promulgated under the Health Insurance Portability & Accountability Act of 1996.

                                    ARTICLE 4

                      DUTIES AND RESPONSIBILITIES OF REACH

         4.1 TIMELY PERFORMANCE. REACh, in engaging IntegraMed to provide the Services described in this Agreement, acknowledges that REACh's timely performance of its duties and responsibilities as delineated in this Article 4 are material to this Agreement and to IntegraMed's interest.

         4.2 PROFESSIONAL SERVICES. REACh shall use its best efforts to cause its Physicians and Physician-Employees to provide Infertility Services to REACh's patients in compliance at all times with ethical standards, laws and regulations applying to the practice of medicine in the applicable jurisdiction which such Physician or Physician-Employee provides Infertility Services on behalf of REACh. REACh shall ensure that each Physician, Physician-Employee, any Other Professional Employee employed by REACh, and any other professional provider associated with REACh is duly licensed to provide the Infertility Services being rendered within the scope of such provider's practice. In addition, REACh shall require each Physician and Physician-Employee to maintain a DEA number and appropriate medical staff privileges as determined by REACh during the term of this Agreement. In the event that any disciplinary actions or medical malpractice actions are initiated against any Physician, Physician-Employee or other professional provider, REACh shall promptly inform the Executive Director and provide the underlying facts and circumstances of such action, and the proposed course of action to resolve the matter. Periodic updates, but not less than monthly, shall be provided to IntegraMed.

         4.3 MEDICAL PRACTICE. REACh shall use and occupy the Facilities exclusively for the purpose of providing Gynecology, Infertility Services, and related services and activities and shall use its best efforts to comply with all applicable laws and regulations and all applicable standards of medical care, including, but not limited to, those established by the American Society of Reproductive Medicine. The medical practice conducted at the Facilities shall be conducted solely by Physicians employed by partners of REACh and Physician-Employees employed by or serving as independent contractors to REACh, and Other Professional Employees employed by REACh. No other physician or medical practitioner shall be permitted to use or occupy the Facilities without the prior written consent of IntegraMed, except in the case of a medical emergency, in which event, notification shall be provided to IntegraMed as soon after such use or occupancy as possible.

         4.4 EMPLOYMENT OF PHYSICIAN AND OTHER PROFESSIONAL EMPLOYEES. In the event REACh shall determine that additional physicians are necessary, REACh shall undertake and use its best efforts to select physicians who, in REACh's judgment, possess the credentials and expertise necessary to enable such physician candidates to become affiliated with REACh for the purpose of providing Infertility Services. REACh shall cause each Physician-Employee to enter into an employment or service agreement with REACh or their respective professional association which is a partner of REACh ("Physician Employment Agreement") in such form as is mutually acceptable to REACh and IntegraMed. Except as otherwise provided in Sections 4.7.4 and 5.2.5 of this Agreement, REACh shall have complete control of and responsibility for the hiring, compensation, supervision, evaluation and termination of its Physician-Employees, although at the request of REACh, IntegraMed shall consult with and advise REACh respecting such matters.

         4.5 CONTINUING MEDICAL EDUCATION . REACh shall require its Physician-Employees to participate in such continuing medical education as REACh deems to be reasonably necessary for such physicians to remain current in the provision of Infertility Services.

         4.6 PROFESSIONAL INSURANCE . REACh shall maintain professional liability coverage at all times in limits of not less than $1 million per occurrence, $3 million in the aggregate. In the event REACh desires to be made an additional insured under IntegraMed's professional liability coverage as provided for in Section 11.2, REACh shall cooperate in the obtaining and retaining of professional liability insurance by assuring that its Physicians and Physician-Employees and Other Professional Employees, if applicable, are insurable and participating in an on-going Risk Management Program in cooperation with IntegraMed.

         4.7 DIRECTION OF PRACTICE REACh and its Physicians, as a continuing condition of IntegraMed's obligations under this Agreement, shall at all time during the Term be and remain legally organized and operated to provide Infertility Services in a manner consistent with state and federal laws. REACh, through its physicians, is expected to provide leadership in its market area and fully cooperate with IntegraMed in IntegraMed's efforts to make the Services available to REACh as determined by the Joint Practice Management Board. In furtherance of which:

                  4.7.1 REACh shall operate and maintain at the Facilities a full-time practice of medicine specializing in the provision of Infertility Services and shall maintain and enforce the Physician Employment Agreements or in such other form as is mutually agreed to by REACh and IntegraMed in writing. REACh covenants that it shall not employ any physician, or have any physician as a shareholder, unless said physician shall sign the Physician Employment Agreement prior to assuming the status as employee and/or shareholder. REACh covenants that should a physician become a shareholder of REACh, that a condition precedent to the issuance of the shares shall be the ratification of this Service Agreement.

                  4.7.2 REACh shall not terminate the Physician Employment Agreement(s) of any Physician, except in accordance with the Physician Employment Agreement(s), or amend or modify the Physician Employment Agreements in any material manner, nor waive any material rights of REACh thereunder without the prior written approval of IntegraMed, which approval will not be unreasonably withheld, and it shall be deemed unreasonable for IntegraMed to withhold consent of an amendment or modification mandated by the necessity of compliance with applicable law. REACh covenants to enforce the terms of each Physician Employment Agreement, including but not limited to any terms confirming a Physician-Employee's commitment to practice medicine solely through REACh for a specified number of years. In addition, in the exercise of IntegraMed's sole discretion, if REACh fails to pursue the enforcement of its rights against a Physician-Employee, IntegraMed shall have the right, but not the obligation, to direct, initiate or join in a lawsuit to enforce the provisions of any Physician Employment Agreement and REACh shall assign its rights and remedies against such Physician-Employee upon the request of IntegraMed.

                  4.7.3 Recognizing that IntegraMed would not have entered into this Agreement but for REACh's covenant to maintain and enforce the Physician Employment Agreements with any physician now employed or physicians who may hereafter become employees of REACh, and in reliance upon such Physician-Employee's observance and performance of all of the obligations under the Physician Employment Agreements, any damages, liquidated damages, compensation, payment or settlement received by REACh from a physician whose employment is terminated, shall be paid to IntegraMed in proportion to IntegraMed's loss or damages.

                  4.7.4 REACh shall retain that number of Physician-Employees as are reasonably necessary and appropriate for the provision of Infertility Services. However, REACh agrees that it will not hire more physicians than consented to by the Joint Practice Management Board which shall not be unreasonable in giving its consent. Each Physician-Employee shall hold and maintain a valid and unrestricted license to practice medicine in the applicable jurisdiction where such Physician-Employee provides Infertility Services on behalf of REACh, and all full-time Physician-Employees shall be board eligible in the practice of gynecology, with training in the subspecialty of infertility and assisted reproductive medicine. REACh shall be responsible for paying the compensation and benefits, as applicable, for all Physician-Employees, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law. IntegraMed at the request of REACh, will establish and administer the compensation with respect to such Physician-Employees in accordance with the written agreement between REACh and each Physician Employee. IntegraMed shall neither control nor direct any Physician in the performance of Infertility Services for patients, and IntegraMed will not unreasonably interfere with the employer-employee relationship between REACh and its Physician-Employees.

                  4.7.5 REACh shall insure that Physician-Employees provide patient care and clinical backup as required to insure the proper provision of Infertility Services to patients of REACh at REACh's Facilities. REACh shall insure that its full-time Physician-Employees devote substantially all of their professional time, effort and ability to REACh's practice, including the provision of Infertility Services and the development of such practice, and that Permitted Services, of any Physician-Employee do not interfere with such Physician-Employees full time practice of Infertility Services at REACh's Facilities.

                  4.7.6 REACh covenants to obtain necessary licenses and operate clinical laboratory and tissue bank services in accordance with all applicable laws and regulations. REACh agrees that the Medical Director or Tissue Bank Director, if applicable, shall be Physician-Employees or Other Professional Employees, if applicable, of REACh who meet the qualifications required by applicable State law or regulation, and that should there be a vacancy in any such position, REACh will cause another Physician-Employee or Other Professional Employee, if applicable, to fill such vacancy in accordance with applicable State law.

                  4.7.7 REACh acknowledges that it bears all medical obligations to patients treated at the Facilities and covenants that it is responsible for all tissue, specimens, embryos or biological material ("Biological Materials") kept at the Facilities on behalf of the patients (or former patients) of REACh. In the event of a termination or dissolution of REACh, or the termination of this Agreement for any reason, REACh and the Physicians will have the obligation to account to patients and to arrange for the storage or disposal of such Biological Materials in accordance with patient consent and the ethical guidelines of the American Society of Reproductive Medicine ("Relocation Program"). IntegraMed, in such event, will, at the request of REACh, assist in the administrative details of such a Relocation Program for so long as REACh shall request and an appropriate fee shall be paid during that time. These obligations shall survive the termination of this Agreement.

                  4.7.8 Except for circumstances outside the control of REACh or the Physicians, REACh covenants not to terminate or dissolve as a professional services corporation except on six months prior written notice to IntegraMed. REACh covenants that such a restriction will be contained either in REACh's by-laws or shareholder agreement among REACh's shareholders. In the event that such termination or dissolution occurs without the requisite prior written notice, for a reason other than the death or disability of all of the shareholders, or any successor entity fails to continue the medical practice of REACh substantially in the form contemplated by this Agreement, REACh and its individual shareholders, shall indemnify IntegraMed for: (i) the actual costs of maintaining the Facilities and any reasonably necessary Other Professional Employees during and relating to a Relocation Program (Section 4.7.7); (ii) legal costs for re-licensing; (iii) recruitment of other physicians to assume the Practice; and (iv) any damages, costs, liabilities, including reasonable attorneys fees, arising from claims, suits, causes of action or proceedings, brought by a patient of REACh having an interest in any Biological Materials kept at the Facilities. These obligations shall survive the termination of this Agreement.

                  4.7.9 REACh will designate certain physicians to (i) work with IntegraMed in designing and implementing marketing plans, (ii) participate in marketing strategy sessions, and (iii) identify targeted referral sources and managed care opportunities. Recognizing that successfully collecting Receivables is dependent on REACh's participation and cooperation, REACh will cooperate fully with respect to IntegraMed's collection efforts, and policies and procedures established by the Joint Practice Management Board governing the collection of Receivables.

         4.8 PRACTICE DEVELOPMENT, COLLECTION EFFORTS AND NETWORK INVOLVEMENT. REACh agrees that during the term of this Agreement, REACh covenants for itself and will use its best efforts to cause its Physician-Employees to:

                  4.8.1 Execute such documents and take such steps reasonably necessary to assist billing and collecting for patient services rendered by REACh and its Physician-Employees;

                  4.8.2 Promote REACh's medical practice and participate in marketing efforts developed by IntegraMed; and

                  4.8.3 Participate in IntegraMed network activities and programs, including, but not limited to, using best efforts in offering IntegraMed Pharmaceutical Services and the IntegraMed Shared Risk Refund Program to patients and participating in other product and service offerings IntegraMed has in effect from time to time.

         4.9 PERSONNEL POLICIES REACh covenants for itself and will use its best efforts to cause its Physician-Employees and any other employees to comply with reasonable personnel policies and guidelines developed for the REACh by IntegraMed and/or the Joint Practice Management Board, which shall include administrative protocols and policies designed to insure that the Facilities comply with all applicable laws and regulations, federal, state and local.

                                    ARTICLE 5

                        JOINT DUTIES AND RESPONSIBILITIES

         5.1 FORMATION AND OPERATION OF JOINT PRACTICE MANAGEMENT BOARD. IntegraMed and REACh will establish a joint practice management board ("Joint Practice Management Board"), which will be responsible for developing management and administrative policies for the overall operation of REACh. The Joint Practice Management Board will consist of designated representatives from IntegraMed, one or more REACh owners, as determined by REACh, such other REACh physicians, as appropriate and determined by REACh, and the Executive Director. It is the intent and objective of IntegraMed and REACh that they agree on the overall provision of the Services to REACh. In the case of any matter requiring a formal vote, REACh shall have one (1) vote and IntegraMed shall have one (1) vote. The desire is that IntegraMed and REACh agree on matters of operations and that, if they disagree, they will have to work cooperatively to resolve any disagreement.

         5.2 DUTIES AND RESPONSIBILITIES OF THE JOINT PRACTICE MANAGEMENT Board. The Joint Practice Management Board shall have, among others, the following duties and responsibilities:

                  5.2.1 ANNUAL BUDGETS AND PROFITABILITY. All annual capital and operation budgets prepared by IntegraMed shall be subject to the review, amendment, approval and disapproval of the Joint Practice Management Board. The parties covenant and agree to use their respective best efforts to assist the Joint Management Board in achieving the projected budgets. REACh and IntegraMed agree that, recognizing changes in circumstances, annual budgets and forecast are subject to revisions and, accordingly, they will cause the Joint Practice Management Board to modify the annual budgets, as needed, including without limitation, staff reductions, to ensure that REACh operates in a profitable mode which means that PDE is positive on a monthly basis. Further, REACh agrees that in the event REACh incurs operational losses at any point during the term of this Agreement, nothing herein shall obligate IntegraMed to incur losses under this Agreement in order to sustain REACh's operations. For example, IntegraMed may take appropriate steps to reduce its Cost of Services in order to avoid negative PDE at any point.

                  5.2.2 CAPITAL IMPROVEMENTS AND EXPANSION.Except as otherwise provided herein, any renovation and expansion plans, and capital equipment expenditures with respect to REACh shall be reviewed and approved by the Joint Practice Management Board and shall be based upon the best interests of REACh, and shall take into account capital priorities, economic feasibility, physician support, productivity and then current market and regulatory conditions.

                  5.2.3 MARKETING BUDGET.REACh shall assist in the development of an annual marketing budget and plan. All annual advertising and other marketing budgets prepared by IntegraMed shall be subject to the review, amendment, approval and disapproval of the Joint Practice Management Board.

                  5.2.4 STRATEGIC PLANNING. The Joint Practice Management Board shall develop long-term strategic plans, from time to time.

                  5.2.5 PHYSICIAN HIRING.The Joint Practice Management Board shall, in conjunction with REACh, determine, the number and type of physicians required for the efficient operation of REACh.

                  5.2.6 EXECUTIVE DIRECTOR. The Joint Practice Management Board will direct the day-to-day functions of the Executive Director employed by IntegraMed pursuant to Section 3.3.1.

                                    ARTICLE 6

                           LICENSE OF INTEGRAMED NAME

         6.1 GRANT OF LICENSE. IntegraMed hereby grants to REACh a revocable, non-exclusive and non-assignable license for the term of this Agreement to use the name REPRODUCTIVE SCIENCE CENTER and a revocable, non-exclusive and non-assignable license with respect to any other service names, trademark names and logos of IntegraMed (the "Trade Names") in conjunction with the provision of Infertility Services by REACh at the Facilities within the Territory.

         6.2 FICTITIOUS NAME PERMIT. If necessary, REACh shall file or cause to be filed an original, amended or renewal application with an appropriate regulatory agency to obtain a fictitious name permit which allows REACh to practice at the Facilities under the Trade Names and shall take any other actions reasonably necessary to procure protection of or protect IntegraMed's rights to the Trade Names. IntegraMed shall cooperate and assist REACh in obtaining any such original, amended or renewal fictitious name permit.

         6.3 RIGHTS OF INTEGRAMED. REACh acknowledges IntegraMed's exclusive right, ownership, title and interest in and to the Trade Names and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest. In connection with the use of the Trade Names, REACh shall not in any manner represent that it has any ownership interest in the Trade Names, and REACh's use shall not create in REACh's favor any right, title, or interest in or to the Trade Names other than the right of use granted hereunder, and all such uses by REACh shall inure to the benefit of IntegraMed. REACh shall notify IntegraMed immediately upon becoming aware of any claim, suit or other action brought against it for use of the Trade Names or the unauthorized use of the Trade Names by a third party. REACh shall not take any other action to protect the Trade Names without the prior written consent of IntegraMed. IntegraMed, if it so desires, may commence or prosecute any claim or suit in its own name or in the name of REACh or join REACh as a party thereto. REACh shall not have any rights against IntegraMed for damages or other remedy by reason of any determination of IntegraMed not to act or by reason of any settlement to which IntegraMed may agree with respect to any alleged infringements, imitations or unauthorized use by others of the Trade Names, nor shall any such determination of IntegraMed or such settlement by IntegraMed affect the validity or enforceability of this Agreement.

         6.3.1 IntegraMed will defend, indemnify, and hold REACh harmless from any claim, suit, action or expense (including reasonable attorney's fees) alleging that REACh's use of the trade name "Reproductive Science Center" or any of the other Trade Names infringe or violate any rights of third parties.

         6.4      RIGHTS UPON TERMINATION.

                  6.4.1 Upon termination of this Agreement, REACh shall within 30 days of the termination (i) cease using the Trade Names in all respects and refrain from making any reference on its letterhead, consents or other information or material to its former relationship with IntegraMed and (ii) return to IntegraMed all Proprietary Materials as defined herein including, but not limited to, consents, policy and procedure manuals, Risk Management and Clinical Standards Review Manuals. Additionally REACh will take any and all actions required to make the Trade Names available for use by any other person or entity designated by IntegraMed.

                  6.4.2 REACh's failure (except as otherwise provided herein) to cease using the Trade Names at the termination or expiration of this Agreement will result in immediate and irreparable damage to IntegraMed and to the rights of any licensee of IntegraMed. There is no adequate remedy at law for such failure. In the event of such failure, IntegraMed shall be entitled to equitable relief by way of injunctive relief and such other relief as any court with jurisdiction may deem just and proper. Additionally, pending such a hearing and the decision on the application for such permanent injunction, IntegraMed shall be entitled to a temporary restraining order relating to REACh's failure to cease using the Trade Names, without prejudice to any other remedy available to IntegraMed. All such remedies hereunder shall be at the expense of REACh and shall not be a Cost of Services.

                                    ARTICLE 7

                             FINANCIAL ARRANGEMENTS

         7.1 COMPENSATION. The compensation set forth in this Article 7 is being paid to IntegraMed in consideration of the substantial commitment made, capital provided and services to be rendered by IntegraMed hereunder and is fair and reasonable. IntegraMed shall be paid the following amounts (collectively "Compensation"):

                  7.1.1 an amount reflecting all Cost of Services (whether incurred by IntegraMed or REACh) paid or accrued by IntegraMed pursuant to the terms of this Agreement;

                  7.1.2 during each year of this Agreement commencing with the Effective Date , a Base Service Fee, paid monthly but reconciled to annual Revenues, of an amount equal to six percent (6%) of the first $8.0 million of REACh's Revenues; five percent (5%) of REACh.'s Revenues over $8.0 million, but less than $12 million; four percent (4%) of REACh.'s Revenues of $12 million or more, but less than $16. million; and three (3%) of. REACh's Revenues of $16 million or more.

                  7.1.3 during each year of this Agreement, commencing with the Effective Date, an additional service fee ("Additional Service Fee") paid monthly but reconciled to annual operating results of REACh, equal to ten (10%) of PDE.

                  7.1.4 In the event that either Section 7.1.2 or 7.1.3 of this Agreement is found to be illegal, unenforceable, against public policy, or forbidden by law, by any local, state or federal agency or department, or any court of competent jurisdiction ("Findings"), then
         Section 7.1.2 and/or 71.3 and/or the Base and Additional Service Fees shall be replaced, effective immediately and retroactive to the date of this Agreement, by a fixed annual Service Fee, payable in equal monthly installments ("Alternate Service Fee") on or before the 15th business day of each month. Said Alternate Service Fee shall be in an amount mutually agreed upon, within thirty days time from the Findings, between IntegraMed and REACh, but in no event shall be less than $700,000 per annum. In the event of a Finding which causes the Alternate Service Fee to become operative, the parties shall, within sixty days of the Finding, account for all payments made prior to the date of the Finding, and recalculate such amounts pursuant to the formula provided in the Alternate Service Fee. Any overpayment to IntegraMed resulting from the prior application of Section 7.1.2 and/or
         7.1.3 shall be applied so as to satisfy 50% of each future monthly Alternate Service Fee until the aggregate of such overpayment is fully paid by IntegraMed. Any underpayment to IntegraMed resulting from the prior application of Section 7.1.2 and/or 7.1.3 shall be paid to IntegraMed commencing on the first day of the next full month following the date of the Finding, in eighteen (18) equally monthly installments.

                  7.1.5 The right of termination provided for in Section 9.1.3 of this Agreement, if based on the fact that either Section 7.1.2 or
         7.1.3 of this Agreement has been found to be illegal, unenforceable, void, against public policy or forbidden by law, shall only be exercisable in the event that both (i) Sections 7.1.2 and 7.1.3 and
         (ii) the Alternate Service Fee have been so found by a local, state or federal agency or department, or any court of competent jurisdiction.

         7.2      ACCOUNTS RECEIVABLE.

                  7.2.1 On or before the 20th business day of each month, commencing with the first month following the Effective Date, IntegraMed shall reconcile the Receivables of REACh arising during the previous calendar month. Subject to the terms and conditions of this Agreement, REACh hereby sells and assigns to IntegraMed as absolute owner, and IntegraMed hereby purchases from REACh all Receivables hereafter owned by or arising in favor of REACh on or before the 20th business day of each month. IntegraMed shall transfer or pay such amount of funds to REACh equal to the Receivables less Compensation due IntegraMed pursuant to Section 7.1. REACh shall cooperate with IntegraMed and execute all necessary documents in connection with the purchase and assignment of such Receivables to IntegraMed or at IntegraMed's option, to its lenders. All collections in respect of such Receivables shall be deposited in a bank account at a bank designated by IntegraMed. To the extent REACh comes into possession of any payments in respect of such Receivables, REACh shall direct such payments to IntegraMed for deposit in bank accounts designated by IntegraMed.

                  7.2.2 Any Medicare or Medicaid Receivables due to REACh shall be excluded from the operation of Section 7.2.1 hereof. Any such Receivables shall be subject to agreement of REACh and IntegraMed with respect to the collection thereof.

                  7.2.3 REACh will be charged monthly interest at an annualized rate of prime plus 2% on Receivables with an average days sales outstanding ("DSO") greater than 75 days for a trailing three-month period. For example, if prime is 6% and REACh's Revenues are $1,385,000 for a three-month period, the average Revenues per day (assuming 90 days in such three-month period) equals $15,389. If on the last day of that same three-month period REACh's Receivables are $1.5 million, then REACh's DSO equal 97 days ($1.5 million divided by $15,389), resulting in interest being charged for the month on $338,558.00 of REACh's Receivables ($15,389 times 22 days) at a rate of 0.67% ( 6% prime plus 2% divided by 12), or a $2,268.34 interest charge..

                  7.2.4 On or before the 20th business day of each month, commencing with the month following the Effective Date, IntegraMed shall remit to REACh the PDE generated for the previous calendar month.

                  7.3 ADVANCES. IntegraMed agrees to advance necessary funds for REACh to meet Cost of Services and, to meet Physician distributions (through their respective professional associations), and Physician-Employee salaries; provided, however, nothing herein shall obligate IntegraMed to incur Cost of Services and Physician salary Advances in excess of Revenues under this Agreement in order to sustain REACh's operations. As security for such Advances, REACh shall deliver to IntegraMed with the execution of this Agreement a Security Agreement in the form of Exhibit 7.3 hereto giving IntegraMed a collateral interest in all Receivables of REACh and PDE payable to REACh Shareholders. IntegraMed shall, in its sole discretion, be entitled to take any and all necessary action to prevent financial losses, in the form of Cost of Services on behalf of REACh, to IntegraMed in the event REACh's Cost of Services exceed REACh's Revenues at any point during the Term of this Agreement. Notwithstanding anything herein to the contrary, no Advances will be made by IntegraMed to satisfy physician-employee draws, salaries or pension contributions.

                  7.3.1 Any Advance hereunder shall be a debt owed to IntegraMed by REACh and shall be repaid within 60 days after the Advance. Upon request of REACh, IntegraMed will consider repayment in installments. To the extent PDE is available for distribution to Physicians for a particular month, IntegraMed is authorized to deduct any outstanding Advance from the PDE prior to distribution to the Physicians.

                  7.3.2 Interest expense will be charged on an Advance and will be computed at the Prime Rate used by IntegraMed's primary bank.

                  7.3.3 REACh acknowledges and understands that IntegraMed's bank has a security interest in REACh's accounts receivable purchased by IntegraMed. In that connection, IntegraMed's bank requires that the various medical practices with which IntegraMed enters into a Service Agreement, executes and delivers to such bank a Continuing General Limited Security Agreement in the form of Exhibit 7.3.3 attached hereto, which REACh hasl executed and delivered to IntegraMed.

         7.4      BUILD OUT AND CAPITAL COMMITMENT.

         IntegraMed agrees to invest sufficient capital to build, equip and supply appropriate office and laboratory space for REACh to conduct its medical practice at the Facilities. As an expression of IntegraMed's commitment to the growth of REACh's practice, IntegraMed agrees to maintain, during the term of this Agreement, an on-going investment in the Facilities and equipment, without an interest charge to REACh, of an amount up to $2.0 million ("Capital Commitment"). Any amounts invested by IntegraMed in REACh's medical practice in excess of the Capital Commitment provided for this Section will be charged to REACh as a capital cost at an interest rate of prime plus two (2%) percent.

                                    ARTICLE 8

              TERM, SERVICE RIGHT, PAYMENTS, AND OTHER COMMITMENTS


         8.1 The term of this Agreement shall begin on the date first above written ("Effective Date") and shall expire fifteen (15) years after such date (the "Term") unless earlier terminated pursuant to Article 9, below.

         8.2 In consideration of the considerable investment of time and resources in REACh expected by IntegraMed and the payment of Two Million One-Hundred Seventy Thousand Dollars ($2,170,000.00) ("Right to Service Fee") in the aggregate by IntegraMed to the Physicians or for their benefit as an inducement to enter into the Employment Agreements with REACh and for causing REACh, in their capacities as shareholders of REACh, to enter into this Agreement, REACh grants to IntegraMed the exclusive right to provide the Services to REACh during the Term.. Each of Physicians, pursuant to a Personal Responsibility Agreement will agree to remit to IntegraMed unamortized Right to Service Fees if this Agreement or such Physician's employment by REACh terminates within five (5) years from the Effective Date.

         8.3 In addition to the payment provided for in Section 8.2, IntegraMed agrees to purchase the fixed assets of REACh at net book value as of August 31, 2003, and the accounts receivable, net of adjustments for refunds, discounts, contractual allowances, patient deposits, professional courtesies and other activities that did not generate a collectible fee as reasonably determined by IntegraMed and REACh.

         8.4 IntegraMed agrees to reimburse REACh for legal and accounting expenses incurred in connection with this Agreement, not to exceed $15,000.00 in the aggregate.

         8.5 With respect to those REACh employees hired by IntegraMed, IntegraMed agrees to recognize and give credit to all such employees for their years of service to REACh for purposes of vacation and sick leave and other benefits provided by IntegraMed.

                                    ARTICLE 9

                          TERMINATION OF THE AGREEMENT

         9.1      TERMINATION

                  This Agreement may be terminated by either party in the event of the following:

                  9.1.1 INSOLVENCY. If a receiver, liquidator or trustee of any party shall be appointed by court order, or a petition to reorganize shall be filed against any party under any bankruptcy, reorganization or insolvency law, and shall not be dismissed within 90 days, or any party shall file a voluntary petition in bankruptcy or make assignment for the benefit of creditors, then either of the other parties may terminate this Agreement upon 10 days prior written notice to the other parties.

                  9.1.2 MATERIAL BREACH. If either party shall materially breach its obligations hereunder, then the other party may terminate this Agreement by providing 30 days prior written notice to the breaching party detailing the nature of the breach and providing the breaching party with the opportunity to cure the breach. If the breach is not cured within such 30-day period, this Agreement shall terminate, provided however, that if the breach is not curable within such 30-day period and the breaching party is making diligent efforts to cure the breach during such 30-day period ("Good Faith Cure Efforts"), this Agreement shall not terminate. If after the exercise of such Good Faith Cure Efforts, the breaching party shall be unable to cure the breach within 60 days from the notice of breach from the non-breaching party, the non-breaching party in its sole discretion may extend the time in which to cure the breach, upon request of the breaching party. In the event the non-breaching party does not extend the time in which to cue the breach, this Agreement will terminate at the expiration of 60 days from the original notice of breach from the non-breaching party.

                  9.1.3 ILLEGALITY. Any party may terminate this Agreement immediately upon receipt of notification of a final order issued by any local, state or federal agency or court of competent jurisdiction that the conduct contemplated by this Agreement is forbidden by law; provided, however, that if such finding is based upon the nature or method of compensation to IntegraMed, it specifically finds the Alternative Service Fee is forbidden by law. Notwithstanding the foregoing, this Agreement shall not terminate during such period of time as either party contests such order or finding in good faith ("Challenge") and during any such Challenge, this Agreement shall remain in full force and effect. If any governing regulatory agency asserts that the services provided by IntegraMed under this Agreement are unlawful or that the practice of medicine by REACh as contemplated by this Agreement requires a certificate of need, and any such assertion is not the subject of a Challenge, or if the subject of Challenge, the agency's assertion is found to be correct by a court of competent jurisdiction and no appeal is taken, or if any appeals are taken and the same are unsuccessful), this Agreement shall thereupon be deemed terminated and the provisions of Section 10.1 shall apply.

         9.2 TERMINATION BY INTEGRAMED FOR PROFESSIONAL DISCIPLINARY ACTIONS. REACh shall be obligated to suspend a physician whose authorization to practice medicine is suspended, revoked or not renewed. IntegraMed may terminate this Agreement upon 10 days prior written notice to REACh if a Physician's authorization to practice medicine is suspended, revoked or not renewed and REACh has failed to suspend such physician; provided, however, such action may not be taken until REACh has been given 30 days to resolve such physician's authorization to practice medicine. REACh shall notify IntegraMed within five
(5) days of a notice that a physician's authorization to practice medicine is suspended, revoked or not renewed or that formal disciplinary action has been taken against a physician which could reasonably lead to a suspension, revocation or non-renewal of a physician's license.

                                   ARTICLE 10

                  PURCHASE OF ASSETS - OBLIGATIONS AND OPTIONS

         10.1 TERMINATION BY INTEGRAMED. If IntegraMed terminates this Agreement due to the insolvency of REACh (Section 9.1.1), for a material breach by REACh (Section 9.1.2), or REACh fails to suspend a physician whose license is suspended, revoked or not renewed (Section 9.2), or this Agreement terminates pursuant to Section 9.1.3, REACh agrees, within 90 days of the date of termination of this Agreement, at IntegraMed's option, to purchase from IntegraMed the assets utilized directly by REACh in the operation of REACh business (the "Assets") as set forth in Sections 10.1.1 and 10.1.2 below:

                  10.1.1 The purchase price of the Assets will be the net book value determined in accordance with GAAP, consistently applied, as at the date of the termination.

                  10.1.2 If a purchase is completed under Section 10.1, closing shall occur within 90 days of the date the option is exercised. REACh shall assume all leases for offices and equipment used directly for the management and operation of REACh's business and may hire such employees from IntegraMed as it determines are necessary to operate the medical practice and business. In such event, REACh shall be obligated to indemnify IntegraMed for any and all severance or termination obligations to IntegraMed employees utilized directly in providing the Services.

         10.2 TERMINATION BY REACH In the event this Agreement is terminated by REACh as a result of the insolvency of IntegraMed (9.1.1) or material breach by IntegraMed (9.1.2), IntegraMed agrees, within 90 days of the date of termination, at REACh's option, to sell to REACh the Assets as set forth in Sections 10.1.1 together with leasehold improvements.

                  10.2.1 If a termination occurs under this Section 10.2, REACh shall have the option of assuming leases for offices and equipment used directly for the operation of REACh's business and may hire such employees from IntegraMed as it determines are necessary to operate the medical practice and business.

                  10.2.2 In the event REACh exercise the option set forth in this Section 10.2, closing shall occur within 90 days of the date the option is exercised. In the event REACh does not exercise the option within 90 days of termination, REACh shall have relinquished its right and interest to the Assets and IntegraMed shall be free to use or dispose of the Assets as it determines with neither party having any further obligations to the other.

         10.3     TRANSFER OF OWNERSHIP

         Upon receipt of payment of the purchase price and other payments due, IntegraMed shall transfer ownership and possession of the Assets, and assign all right, title and interest in and to and obligations under the Lease(s) to REACh and return to REACh all security deposits. REACh shall have the option of receiving full credit on the purchase price for all liens, encumbrances or security interest, or of having IntegraMed transfer ownership of the Assets free and clear of all liens, encumbrances or security interests thereon.

                                   ARTICLE 11

                                    INSURANCE

         11.1 REACh shall carry professional liability insurance, covering itself and its employees providing Infertility Services under this Agreement in the minimum amount of $1 million per incident, $3 million in the aggregate, at its own expense. If possible under the terms of the insurance coverage, REACh shall use its best efforts to cause IntegraMed to be named an additional insured on such policies. Evidence of such policies shall be presented to IntegraMed upon execution of this Agreement.

         11.2 IntegraMed shall use its best efforts to cause REACh to be made an additional insured under IntegraMed's professional liability coverage; provided, however, conditions for being made an additional insured shall be (i) REACh utilizing patient informed consent forms supplied by IntegraMed, provided such forms are consistent with law and any guidelines issued by the American Society of Reproductive Medicine and (ii) REACh complying with requirements of IntegraMed's insurance company. IntegraMed shall also carry a policy of public liability and property damage insurance with respect to the Facilities under which the insurer agrees to indemnify IntegraMed and REACh against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages customarily included within the coverage of such policies of insurance available for IntegraMed. The minimum limits of liability of such insurance shall be $1 million combined single limit covering bodily injury and property damage. Certificates of Insurance evidencing such policies and additional insured status shall be presented to REACh within thirty (30) days after such coverage is in effect.

         11.3 REACh and IntegraMed shall provide written notice to the other at least thirty (30) days in advance of the effective date of any reduction, cancellation or termination of the insurance required to be carried by each hereunder.

                                   ARTICLE 12

                                  MISCELLANEOUS

         12.1 INDEPENDENT CONTRACTOR. IntegraMed and REACh are independent contracting parties. In this regard, the parties agree that:

                  12.1.1 The relationship between IntegraMed and REACh is that of an independent supplier of non-medical services and a medical practice, respectively, and, unless otherwise provided herein, nothing in this Agreement shall be construed to create a principal-agent, employer-employee, or master-servant relationship between IntegraMed and REACh;

                  12.1.2 Notwithstanding the authority granted to IntegraMed herein, IntegraMed and REACh agree that REACh shall retain the full authority to direct all of the medical, professional, and ethical aspects of its medical practices;

                  12.1.3 Any powers of REACh not specifically vested in IntegraMed by the terms of this Agreement shall remain with REACh;

                  12.1.4 REACh shall, at all times, be the sole employer of the Physician-Employees, other than the Physicians, the Other Professional Employees required by law to be employees of REACh and all other professional personnel engaged by REACh in connection with the operation of its medical practice at the Facilities, and shall be solely responsible for the payment of all applicable federal, state or local withholding or similar taxes and provision of workers' compensation and disability insurance for such professional personnel that are employees of REACh;

                  12.1.5 No party shall have the right to participate in any benefits, employment programs or plans sponsored by the other party on behalf of the other party's employees, including, but not limited to, workers' compensation, unemployment insurance, tax withholding, health insurance, life insurance, pension plans or any profit sharing arrangement;

                  12.1.6 In no event shall any party be liable for the debts or obligations of any other party except as otherwise specifically provided in this Agreement; and

                  12.1.7 Matters involving the internal agreements and finances of REACh, including but not limited to the distribution of professional fee income among Physician Employees and, if applicable, Other Professional Employees who are providing professional services to patients of REACh, and other employees of REACh, disposition of REACh property and stock, accounting, tax preparation, tax planning, and pension and investment planning, hiring and firing of physicians, decisions and contents of reports to regulatory authorities governing REACh and licensing, shall remain the sole responsibility of REACh and the individual Physicians, except with respect to the number of physicians REACh hires which will be based upon recommendations of the Joint Practice Management Board.

         12.2 FORCE MAJEURE. No party shall be liable to the other parties for failure to perform any of the services required under this Agreement in the event of a strike, lockout, calamity, act of God, unavailability of supplies, or other event over which such party has no control, for so long as such event continues and for a reasonable period of time thereafter, and in no event shall such party be liable for consequential, indirect, incidental or like damages caused thereby.

         12.3 EQUITABLE RELIEF. Without limiting other possible remedies available to a non-breaching party for the breach of the covenants contained herein, including the right of IntegraMed to cause REACh to enforce any and all provisions of the Physician Employment Agreements described in Section 4.3 hereof, injunctive or other equitable relief shall be available to enforce those covenants, such relief to be without the necessity of posting bond, cash or otherwise. If any restriction contained in said covenants is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions therein shall be enforced independently of each other.

         12.4 PRIOR AGREEMENTS; AMENDMENTS. This Agreement supersedes all prior agreements and understandings between the parties as to the subject matter covered hereunder including the Former Agreement, and this Agreement may not be amended, altered, changed or terminated orally. No amendment, alteration, change or attempted waiver of any of the provisions hereof shall be binding without the written consent of all parties, and such amendment, alteration, change, termination or waiver shall in no way affect the other terms and conditions of this Agreement, which in all other respects shall remain in full force.

         12.5 ASSIGNMENT; BINDING EFFECT. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of all of the parties, and any attempted assignment without such consent shall be void and of no force and effect, except that IntegraMed may assign this Agreement to any affiliate, which for purposes of this Agreement, shall include any parent or subsidiary of IntegraMed, without the consent of REACh, provided IntegraMed shall remain liable for its obligations hereunder. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties' respective heirs, legal representatives, successors and permitted assigns.

         12.6 WAIVER OF BREACH. The failure to insist upon strict compliance with any of the terms, covenants or conditions herein shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

         12.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina irrespective of the principal place of business of the parties hereto. Any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement or any breach thereof, except for equitable relief sought pursuant to Section 6.4 or Section 12.3 hereof, shall be determined by binding arbitration in the State of North Carolina, City of Charlotte (hereinafter "Arbitration"). The party seeking determination shall subject any such dispute, claim or controversy to either (i) JAMS/Endispute or (ii) the American Arbitration Association, and the rules of commercial arbitration of the selected entity shall govern. The Arbitration shall be conducted and decided by three (3) arbitrators, unless the parties mutually agree, in writing at the time of the Arbitration, to fewer arbitrators. In reaching a decision, the arbitrators shall have no authority to change or modify any provision of this Agreement, including any liquidated damages provision. Each party shall bear its own expenses and one-half the expenses and costs of the arbitrators. Any application to compel Arbitration, confirm or vacate an arbitral award or otherwise enforce this Paragraph shall be brought in the Courts of the State of North Carolina or the United States District Court for the District of North Carolina, to whose jurisdiction for such purposes REACh and IntegraMed hereby irrevocably consent and submit.

         12.8 SEPARABILITY. If any portion of the provisions hereof shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those in which it is held invalid or unenforceable, shall not be affected thereby, and each portion or provision of this Agreement shall be valid and enforced to the fullest extent permitted by law, but only to the extent the same continues to reflect fairly the intent and understanding of the parties expressed by this Agreement taken as a whole.

         12.9 HEADINGS. Section and paragraph headings are not part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof.

         12.10 NOTICES. Any notice or other communication required by or which may be given pursuant to this Agreement shall be in writing and mailed, certified or registered mail, postage prepaid, return receipt requested, or overnight delivery service, such as Fedex or Airborne Express, prepaid, and shall be deemed given when received. Any such notice or communication shall be sent to the address set forth below:

                  12.10.1  If for IntegraMed:

                           Gerardo Canet, President
                           IntegraMed America, Inc.
                           Two Manhattanville Road
                           Purchase, New York 10577

                                    With a copy to:

                           Claude E. White, General Counsel
                           IntegraMed America, Inc.
                           Two Manhattanville Road
                           Purchase, New York 1057

                  12.10.2  If for REACh:

                           Richard Wing, MD, President
                           Reproductive Endocrine Associates of Charlotte, P.C. 1918 Randolph Road, Suite 500
                           Charlotte, North Carolina 28207


                                    With a copy to:

                           Henry Harkey, Esq.
                           Harkey Lambeth, LLP
                           Morehead Corporate Plaza, Suite 3000
                           1043 East  Morehead Street
                           Charlotte, North Carolina 28204

         Any party hereto, by like notice to the other parties, may designate such other address or addresses to which notice must be sent.

         12.11 ENTIRE AGREEMENT. This Agreement and all attachments hereto represent the entire understanding of the parties hereto with respect to the subject matter hereof and thereof, and cancel and supersede all prior agreements and understandings among the parties hereto, whether oral or written, with respect to such subject matter.

         12.12 NO MEDICAL PRACTICE BY INTEGRAMED. IntegraMed will not engage in any activity that constitutes the practice of medicine, and nothing contained in this Agreement is intended to authorize IntegraMed to engage in the practice of medicine or any other licensed profession.

         12.13    CONFIDENTIAL INFORMATION.

                  12.13.1 During the initial term and any renewal term(s) of this Agreement, the parties may have access to or become acquainted with each other's trade secrets and other confidential or proprietary knowledge or information concerning the conduct and details of each party's business ("Confidential Information"). At all times during and after the termination of this Agreement, no party shall directly or indirectly, communicate, disclose, divulge, publish or otherwise express to any individual or governmental or non-governmental entity or authority (individually and collectively referred to as "Person") or use for its own benefit, except in connection with the performance or enforcement of this Agreement, or the benefit of any Person any Confidential Information, no matter how or when acquired, of another party. Each party shall cause each of its employees to be advised of the confidential nature of such Confidential Information and to agree to abide by the confidentiality terms of this Agreement. No party shall photocopy or otherwise duplicate any Confidential Information of another party without the prior express written consent of the such other party except as is required to perform services under this Agreement. All such Confidential Information shall remain the exclusive property of the proprietor and shall be returned to the proprietor immediately upon any termination of this Agreement.

                  12.13.2 Confidential Information shall not include information which (i) is or becomes known through no fault of a party hereto; (ii) is learned by a party from a third-party legally entitled to disclose such information; or (iii) was already known to a party at the time of disclosure by the disclosing party.

                  12.13.3 In order to minimize any misunderstanding regarding what information is considered to be Confidential Information, IntegraMed or REACh will designate at each others request the specific information which IntegraMed or REACh considers to be Confidential Information.

         12.14    INDEMNIFICATION.

                  12.14.1 IntegraMed agrees to indemnify and hold harmless REACh, its directors, officers, employees and servants from any suits, claims, actions, losses, liabilities or expenses (including reasonable attorney's fees) arising out of or in connection with any act or failure to act by IntegraMed related to the performance of its duties and responsibilities under this Agreement. The obligations contained in this Section 12.14.1 shall survive termination of this Agreement. This indemnification provision shall apply to both third-party claims and second-party claims, including, but not limited to, claims, actions, damages, losses, expenses, or costs (including, but not limited to, reasonable attorneys' fees and court costs) incurred by one party to this Agreement as a result of an act, or omission to act, on the part of the other party, its agents, or employees pursuant to this Agreement

                  12.14.2 REACh agrees to indemnify and hold harmless IntegraMed, its shareholders, directors, officers, employees and servants from any suits, claims, actions, losses, liabilities or expenses (including reasonable attorney's fees) arising out of or in connection with any act or failure to act by REACh related to the performance of its duties and responsibilities under this Agreement. The obligations contained in this Section 12.14.2 shall survive termination of this Agreement. This indemnification provision shall apply to both third-party claims and second-party claims, including, but not limited to, claims, actions, damages, losses, expenses, or costs (including, but not limited to, reasonable attorneys' fees and court costs) incurred by one party to this Agreement as a result of an act, or omission to act, on the part of the other party, its agents, or employees pursuant to this Agreement

                  12.14.3 In the event of any claims or suits in which IntegraMed and/or REACh and/or their directors, officers, employees and servants are named, each of IntegraMed and REACh for their respective directors, officers, employees agree to cooperate in the defense of such suit or claim; such cooperation shall include, by way of example but not limitation, meeting with defense counsel (to be selected by the respective party hereto), the production of any documents in his/her possession for review, response to subpoenas and the coordination of any individual defense with counsel for the respective parties hereto. The respective party shall, as soon as practicable, deliver to the other copies of any summonses, complaints, suit letters, subpoenas or legal papers of any kind, served upon such party, for which such party seeks indemnification hereunder. This obligation to cooperate in the defense of any such claims or suits shall survive the termination, for whatever reason, of this Agreement.


         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.


INTEGRAMED AMERICA, INC.


By:/s/Gerardo Canet
   -----------------------------------
      Gerardo Canet, President & CEO


REPRODUCTIVE ENDOCRINE ASSOCIATES OF CHARLOTTE, P.C.



By:/s/Richard L. Wing, M.D.
   -----------------------------------
      Richard L. Wing, M.D., President



The undersigned, as Shareholders of REACh, join in this Agreement with respect to Section 8.2 hereof.

   /s/Jack L. Crain, M.D.
------------------------------------
      Jack L. Crain, M.D.

   /s/Nancy L. Teaff, M.D.
------------------------------------
      Nancy L. Teaff, M.D.

   /s/Daniel B. Whitesides, M.D.
------------------------------------
      Daniel B. Whitesides, M.D.

   /s/Richard L. Wing, M.D.
------------------------------------
      Richard L. Wing, M.D.

                                  Exhibit 3.1.1

           2003 Resources, Products and Services to Partner Practices

                                   [Attached]

                                   Exhibit 7.3

                               Security Agreement

                                   [Attached]

                                  Exhibit 7.3.3

                  Continuing General Limited Security Agreement


                                   [Attached]